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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Cell Genesys, Inc. for the registration of $145,000,000 of 3.125% Convertible Senior Notes due 2011 and the Common Stock issuable upon the conversion of the notes and to the incorporation by reference therein of our report dated January 20, 2004, with respect to the consolidated financial statements of Cell Genesys, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                                   /s/ Ernst & Young LLP

Palo Alto, California
December 27, 2004